Exhibit 4.10

Execution Copy

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Master Servicer

and

KEYBANK NATIONAL ASSOCIATION,
Primary Servicer

PRIMARY SERVICING AGREEMENT
Dated as of May 1, 2018

UBS Commercial Mortgage Trust 2018-C10,

Commercial Mortgage Pass-Through Certificates

Series 2018-C10

  TABLE OF CONTENTS

(continued)

This is a Primary Servicing Agreement (the “Agreement”), dated as of May 1, 2018, by and between KEYBANK NATIONAL ASSOCIATION, having an office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211, and its successors and assigns (the “Primary Servicer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, having an office at c/o Commercial Mortgage Servicing, MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202, and its successors and assigns (the “Master Servicer”).

WITNESSETH:

WHEREAS, UBS Commercial Mortgage Securitization Corp., as depositor (the “Depositor”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Wilmington Trust, National Association, as trustee (the “Trustee”), Wells Fargo Bank, National Association, as certificate administrator (the “Certificate Administrator”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”), and the Master Servicer have entered into that certain Pooling and Servicing Agreement dated as of May 1, 2018, as amended, modified and restated from time to time (the “Pooling and Servicing Agreement”), whereby the Master Servicer shall service certain mortgage loans and related companion loan on behalf of the Trustee;

WHEREAS, Section 3.20 of the Pooling and Servicing Agreement authorizes the Master Servicer to enter into this agreement with the Primary Servicer whereby the Primary Servicer shall service the mortgage loan or mortgage loans, as applicable, listed on Exhibit A (the “Mortgage Loan Schedule”) attached hereto (herein referred to as the “Mortgage Loans”) and the HTI Medical Office Portfolio Serviced Pari Passu Companion Loans (the “Serviced Companion Loans”) on behalf of the Master Servicer.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Master Servicer and the Primary Servicer hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Defined Terms.

Unless otherwise specified in this Agreement, all capitalized terms not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement. As used herein, the following terms have the meanings assigned to them in this Section 1.01:

“Collection Report” shall mean the monthly report prepared by the Primary Servicer setting forth, with respect to each Mortgage Loan and Serviced Companion Loans and the most recently ended Collection Period prior to the due date of such report, the information described on Exhibit G attached hereto.

“Mortgage Loans” shall have the meaning specified in the recitals hereto.

“Mortgage Loan Schedule” shall have the meaning specified in the recitals hereto.

“Primary Servicer Collection Account” shall have the meaning set forth in Section 3.01(c)(7) of this Agreement.

“Primary Servicer Remittance Amount” shall mean, with respect to any date and with respect to the Mortgage Loans, an amount equal to, without duplication, (a) the sum of (i) the aggregate of the amounts on deposit attributable to the Mortgage Loans in the Primary Servicer Collection Account as of such date, (ii) if and to the extent not included in the amount referred to in subclause (a)(i), the aggregate amount transferred from the REO Account (if established) to the Primary Servicer as of such date, to the extent not previously remitted to the Master Servicer, (iii) the aggregate of all other amounts received with respect to the Mortgage Loans and the Serviced Companion Loans as of such date to the extent not previously remitted to the Master Servicer, and (iv) if and to the extent not previously remitted to the Master Servicer, any amounts deposited by the Primary Servicer pursuant to Section 3.01(c)(23) of this Agreement; net of (b) the portion of the amount described in subclause (a) of this definition that represents one or more of the following: (i) Escrow Payments or (ii) any amounts that the Primary Servicer is entitled to retain as compensation pursuant to Section 3.11 of the Pooling and Servicing Agreement as incorporated herein pursuant to Section 3.01(c)(18) of this Agreement.

“Primary Servicer Remittance Date” shall mean the first Business Day after each Determination Date.

“Primary Servicer Reporting Date” shall mean the first Business Day after each Determination Date.

“Primary Servicer Serviced Whole Loan Remittance Date” shall mean, with respect to any Serviced Companion Loans, the Determination Date.

“Primary Servicing Fee” shall mean, with respect to each Mortgage Loan and Serviced Companion Loans and related REO Loan, the fee payable to the Primary Servicer pursuant to Section 3.01(c)(18) of this Agreement.

“Primary Servicing Fee Rate” shall mean, with respect to each Mortgage Loan and Serviced Companion Loans, the rate that corresponds to such Mortgage Loan and Serviced Companion Loans set forth on Exhibit A hereto under the heading “Primary Servicing Fee.”

“Serviced Companion Loans” shall have the meaning specified in the recitals hereto.

“Serviced Whole Loan” shall mean the HTI Medical Office Portfolio Serviced Pari Passu Companion Loans together with the related Mortgage Loan.

ARTICLE II

MASTER SERVICER’S ENGAGEMENT OF PRIMARY SERVICER
TO PERFORM SERVICING RESPONSIBILITIES

Section 2.01           Contract for Servicing; Possession of Mortgage Loan Documents.

The Master Servicer, by execution and delivery of this Agreement, does hereby contract with the Primary Servicer, subject to the terms of this Agreement, for the servicing of the Mortgage Loans and the Serviced Companion Loans. On and after the Closing Date, the Primary Servicer shall hold any portion of the Servicing File or the Mortgage File (including without limitation, any original letter of credit) in the possession of the Primary Servicer in trust by the Primary Servicer, on behalf of the Master Servicer for the benefit of the Certificateholders. The Primary Servicer’s possession of any portion of the Servicing File or the Mortgage File shall be at the will of the Master Servicer and the Trustee for the sole purpose of facilitating the servicing or the supervision of servicing of the related Mortgage Loan and Serviced Companion Loans pursuant to this Agreement, and such retention and possession by the Primary Servicer shall be in a custodial capacity only. Any portion of the Servicing File or the Mortgage File retained by the Primary Servicer shall be identified to reflect clearly the ownership of the related Mortgage Loan by the Trustee. The Primary Servicer shall release from its custody any Servicing File or any Mortgage File retained by it only in accordance with this Agreement and the Pooling and Servicing Agreement. The Primary Servicer shall hold the original of each letter of credit relating to a Mortgage Loan in trust on behalf of the Trust in order to draw on such letter of credit on behalf of the Trust. The Primary Servicer shall forward a copy of each letter of credit to the Master Servicer. During the term of this Agreement, the Primary Servicer will also provide to the Master Servicer a copy of any lease, amendments to Mortgage Loan documents and other documents related to the Mortgaged Property securing the related Mortgage Loan (and the related Serviced Companion Loans) or related to the Mortgage Loan (and the related Serviced Companion Loans) as soon as possible after receipt or execution thereof, as applicable.

Section 2.02          Notice of Breach of Representations and Warranties.

Following its receipt from the Depositor, the Master Servicer shall provide a copy of the applicable Mortgage Loan Purchase Agreement to the Primary Servicer. The Primary Servicer shall promptly notify in writing the Master Servicer upon becoming aware of any breach of any representations and warranties contained in such Mortgage Loan Purchase Agreement or a document defect that could give rise to a cure or repurchase obligation. The Primary Servicer shall reasonably cooperate with the Master Servicer in pursuing its obligations to make a repurchase claim against the related Mortgage Loan Seller. The Primary Servicer shall notify the Master Servicer in writing within five (5) Business Days after the Primary Servicer discovers or receives notice alleging a Defect or a Breach or receives notice of a 15Ga-1 Repurchase Request. The Primary Servicer shall promptly, but in no event later than five (5) Business Days after receipt, provide to the Master Servicer a copy of any written 15Ga-1 Repurchase Request, withdrawal of a 15Ga-1 Repurchase Request, or rejection of a 15Ga-1 Repurchase Request received by the Primary Servicer and such other information in the possession of the Primary Servicer reasonably requested by the Master Servicer to fulfill its obligations under Section 2.02(g) and Section 2.03 of the Pooling and Servicing Agreement.

ARTICLE III

SERVICING OF THE MORTGAGE LOANS AND THE SERVICED COMPANION LOANS

Section 3.01          Primary Servicer to Service.

(a)          The Primary Servicer, as an independent contractor, shall service and administer the Mortgage Loans and the Serviced Companion Loans in a manner consistent with the Servicing Standard under the Pooling and Servicing Agreement and, in the case of the Serviced Companion Loans, as a collective whole with the related Mortgage Loan, taking into account the pari passu nature of such Serviced Companion Loans.

(b)          The Primary Servicer shall perform, on behalf of the Master Servicer, all of the obligations of the Master Servicer (with respect to the Mortgage Loans and the Serviced Companion Loans subject to this Agreement) as set forth in those sections of the Pooling and Servicing Agreement specifically incorporated herein pursuant to Section 3.01(c) of this Agreement (the “Incorporated Sections”), as modified by Section 3.01(c) of this Agreement, and the Master Servicer shall have the same rights with respect to the Primary Servicer that the Trustee, the Certificate Administrator, the Custodian, the Depositor, the Initial Purchasers, the Directing Certificateholder, the Controlling Class Certificateholder, the Operating Advisor, the Asset Representations Reviewer, the Rating Agencies, the Underwriters, the 17g-5 Information Provider, the Serviced Companion Noteholder, the Companion Paying Agent, the Certificateholders and the Special Servicer (including, without limitation, the right of the Special Servicer to direct the Master Servicer during certain periods) have with respect to the Master Servicer under the Pooling and Servicing Agreement to the extent that the Primary Servicer is acting on behalf of the Master Servicer hereunder and except as otherwise set forth herein. Without limiting the foregoing, and subject to Section 3.19 of the Pooling and Servicing Agreement as modified herein, the Primary Servicer shall service and administer all of the Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Loans; provided, however, that the Primary Servicer shall continue to receive payments (and provide notice to the Master Servicer of such payments), collect information and prepare and deliver reports to the Master Servicer required hereunder with respect to any Specially Serviced Loans and REO Properties (and the related REO Loans), and render such incidental services with respect to any Specially Serviced Loans and REO Properties as and to the extent as may be specifically provided for herein. All references herein to the respective duties of the Primary Servicer and the Special Servicer, and to the areas in which they may exercise discretion, shall be subject to Section 3.19 of the Pooling and Servicing Agreement, as modified herein, and to the Special Servicer’s rights to service Specially Serviced Loans. Except as otherwise set forth below, for purposes of this Agreement, (i) references to the Trustee, the Certificate Administrator, the Custodian, the Depositor, the Special Servicer, the Initial Purchasers, the

Directing Certificateholder, the Underwriters, the Operating Advisor, the Asset Representations Reviewer, the Rating Agencies, the Controlling Class Certificateholder, the 17g-5 Information Provider, the Serviced Companion Noteholder, the Companion Paying Agent and the Certificateholders in the Incorporated Sections (and in the defined terms used therein) shall be deemed to be references to the Master Servicer hereunder, (ii) references to the Master Servicer in the Incorporated Sections (and in the defined terms used therein) shall be deemed to be references to the Primary Servicer hereunder, (iii) references to the Mortgage Loans, as defined in the Pooling and Servicing Agreement, in the Incorporated Sections (and in the defined terms used therein) shall be deemed to be references to the Mortgage Loans in this Agreement and (iv) references to the Serviced Companion Loans and Serviced Pari Passu Companion Loans, each as defined in the Pooling and Servicing Agreement, in the Incorporated Sections (and in the defined terms used therein) shall be deemed to be references to the Serviced Companion Loans in this Agreement (such modification of the Incorporated Sections (and in the defined terms used therein) pursuant to clauses (i), (ii), (iii) and (iv) of this sentence shall be referred to herein as the “References Modification”). In each case where the Master Servicer is given any power to act under the provisions of the Incorporated Sections, such power is hereby delegated to the Primary Servicer to the extent necessary to perform its obligations under this Agreement and subject to the restrictions contained in this Agreement. With respect to all servicing responsibilities of the Master Servicer under the Pooling and Servicing Agreement which are not being performed by the Primary Servicer under this Agreement, the Primary Servicer shall reasonably cooperate with the Master Servicer to facilitate the timely performance of such servicing responsibilities.

(c)            The following Sections of the Pooling and Servicing Agreement, unless otherwise provided in this Section 3.01(c) of this Agreement, are hereby incorporated herein by reference as if fully set forth herein, and, for purposes of this Agreement, in addition to the References Modification, are hereby further modified as set forth below:

(1)           Section 1.02. The determination as to the application of amounts collected in respect of any Mortgage Loan or the Serviced Companion Loans, in the absence of express provisions in the related Mortgage Loan documents or to the extent that such terms authorize the lender to use its discretion, shall be made by the Master Servicer.

(2)           Sections 3.01(a) - (f), (h), (j) and (m). Without limiting the generality of the obligations of the Primary Servicer hereunder, the Primary Servicer shall monitor and certify on a quarterly basis, starting with the quarter ending June of 2018, within thirty (30) days of the end of such quarter the information on each Mortgage Loan and Serviced Companion Loans as required by, and in the form of, Exhibit E attached hereto, pursuant to Section 3.01(c)(21) of this Agreement. In addition, without limiting the generality of the foregoing, the Primary Servicer shall take all necessary action to continue all UCC Financing Statements in favor of the originator of each Mortgage Loan (and related Serviced Companion Loans) or in favor of any assignee prior to the expiration of such UCC Financing Statements. Notwithstanding the foregoing, the Primary Servicer’s authority is restricted as provided in Section 3.01(c)(14) and (24) of this Agreement.

(3)           Section 3.02. The Primary Servicer may not waive any Penalty Charges that the Master Servicer is permitted to waive under Section 3.02 of the Pooling and Servicing

Agreement without the consent of the Master Servicer. The Primary Servicer shall promptly notify the Master Servicer of any defaults under the Mortgage Loans or Serviced Companion Loans, collection issues or customer issues and shall take no actions with respect to enforcing such Mortgage Loans or Serviced Companion Loans without the prior written consent of the Master Servicer.

(4)           Section 3.03(a). The creation of any Servicing Account shall be evidenced by a certification in the form of Exhibit F attached hereto and a copy of such certification shall be furnished to the Master Servicer on or prior to the Closing Date and thereafter to the Master Servicer upon any transfer of any Servicing Account.

(5)           Sections 3.03(b) and (e). Without limiting the generality of the obligations of the Primary Servicer hereunder, the Primary Servicer shall monitor and certify to the information on each Mortgage Loan and Serviced Companion Loans with respect to taxes, insurance premiums, assessments, ground rents and other similar items on a quarterly basis starting for the quarter ending in June of 2018, within thirty (30) days of the end of such quarter as required by, and in the form of, Exhibit E attached hereto, pursuant to Section 3.01(c)(21) of this Agreement.

(6)           Section 3.03(c) is not incorporated herein. The Primary Servicer shall not be permitted to make any Servicing Advances. The Primary Servicer shall give the Master Servicer not less than five (5) Business Days’ notice before the date on which the Master Servicer is required to make any Servicing Advance with respect to any Mortgage Loan or Serviced Companion Loans. In addition, the Primary Servicer shall provide the Master Servicer with such information in its possession as the Master Servicer may reasonably request to enable the Master Servicer to determine whether a requested Servicing Advance would constitute a Nonrecoverable Servicing Advance.

(7)           Section 3.04(a). The Primary Servicer shall establish a custodial account (hereinafter the “Primary Servicer Collection Account”), meeting all of the requirements of the Collection Account, and references to the Collection Account shall be references to such Primary Servicer Collection Account. The creation of any Primary Servicer Collection Account shall be evidenced by a certification in the form of Exhibit F attached hereto and a copy of such certification shall be furnished to the Master Servicer on or prior to the Closing Date and thereafter to the Master Servicer upon any transfer of the Primary Servicer Collection Account. Notwithstanding the third paragraph of Section 3.04(a) of the Pooling and Servicing Agreement, the Primary Servicer shall deposit into the Primary Servicer Collection Account and include in its Primary Servicer Remittance Amount all Escrow Payments, Penalty Charges, Modification Fees, defeasance fees, assumption fees, loan service transaction fees, extension fees, assumption application fees, consent fees, Prepayment Interest Excess, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from Mortgagors that constitute additional servicing compensation and/or additional special servicing compensation (in each case, other than those to which the Primary Servicer is entitled pursuant to Section 3.01(c)(18) of this Agreement). Any amounts of additional special servicing compensation payable to the Special Servicer shall be remitted to the Special Servicer by the Master Servicer. For purposes of the last paragraph of Section 3.04(a) of the Pooling and Servicing Agreement, the Master Servicer shall direct the Special Servicer to make payment of amounts referenced therein directly to the Primary Servicer for deposit in the Primary Servicer Collection Account.

(8)           Section 3.04(b) is not incorporated herein. With respect to each Distribution Date, the Primary Servicer shall deliver to the Master Servicer on or before the Primary Servicer Remittance Date the Primary Servicer Remittance Amount for such date. Each remittance required to be made to the Master Servicer on the Primary Servicer Remittance Date shall be made by wire transfer and shall be made by 2:00 p.m. Charlotte, North Carolina time on such date. Each month, on each Business Day between the Primary Servicer Remittance Date and the Distribution Date, the Primary Servicer shall forward to the Master Servicer by wire transfer the Primary Servicer Remittance Amount for such date. Each month, on each Business Day that the Primary Servicer is not required to remit to the Master Servicer pursuant to the previous sentence, the Primary Servicer shall forward to the Master Servicer by wire transfer all amounts collected by the Primary Servicer and not previously remitted to the Master Servicer which constitute delinquent payments on the Mortgage Loans and any related Penalty Charges. Section 3.01(c)(21) of this Agreement sets forth certain reporting requirements with respect to such remittances.

The Primary Servicer shall deliver to the Master Servicer each month, on or before the Primary Servicer Serviced Whole Loan Remittance Date, an aggregate amount of immediately available funds, to the extent received with respect to the related Serviced Whole Loan, to the extent of available funds, equal to the amount to be distributed to the related Serviced Companion Noteholder pursuant to the terms of the Pooling and Servicing Agreement and the related Intercreditor Agreement. Each remittance required to be made by the Primary Servicer to the Master Servicer on the Primary Servicer Serviced Whole Loan Remittance Date shall be made by wire transfer and shall be made by 2:00 p.m. New York City time on such date. Each month, on each Business Day between the Primary Servicer Serviced Whole Loan Remittance Date and the Distribution Date, the Primary Servicer shall forward to the Master Servicer by wire transfer the amounts attributable to the Serviced Companion Loans for such date. Each month, on each Business Day that the Primary Servicer is not required to remit to the Master Servicer pursuant to the previous sentence, the Primary Servicer shall forward to the Master Servicer by wire transfer all amounts collected by the Primary Servicer and not previously remitted to the Master Servicer which constitute delinquent payments allocable to such Serviced Pari Passu Companion Loan in accordance with the terms of this Agreement and the related Intercreditor Agreement and any related Penalty Charges. Section 3.01(c)(21) of this Agreement sets forth certain reporting requirements with respect to such remittances.

(9)           Section 3.05(a) is not incorporated herein. The Primary Servicer may, from time to time, make withdrawals from the Primary Servicer Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)          (A) to remit to the Master Servicer for deposit in the Collection Account the amounts required to be so deposited pursuant to the second sentence of  Section 3.04(b) of the Pooling and Servicing Agreement and Section 3.01(c)(8) of this Agreement and (B) to remit to the Master Servicer for deposit in the Companion Distribution Account the amounts required to be so deposited pursuant to the fourth paragraph of Section 3.04(b) of the Pooling and Servicing Agreement and the second paragraph of Section 3.01(c)(8) of this Agreement;

(ii)         to the extent not otherwise required to be applied against Prepayment Interest Shortfalls on the related Mortgage Loans and Serviced Companion Loans, to pay itself earned and unpaid Primary Servicing Fees, with respect to the Mortgage Loans, the Serviced Companion Loans and/or any successor REO Loans in respect thereof, the Primary Servicer’s right to payment pursuant to this clause (ii) with respect to any such Mortgage Loans, Serviced Companion Loans or REO Loans being limited to amounts on deposit in the Primary Servicer Collection Account that are received on or in respect of on such Mortgage Loan, Serviced Companion Loans or REO Loan, as applicable (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon;

(iii)        to pay itself out of general collections on the Mortgage Loans, the Serviced Companion Loans and REO Properties, with respect to any Mortgage Loan, the Serviced Companion Loans or REO Property any related earned Primary Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the Collection Account of all amounts received in connection therewith;

(iv)        to pay itself, as additional servicing compensation in accordance with Section 3.11(a) of the Pooling and Servicing Agreement, interest and investment income earned in respect of amounts held in the Primary Servicer Collection Account as provided in Section 3.01(c)(10) of this Agreement, but only to the extent of the Net Investment Earnings, if any, with respect to the Primary Servicer Collection Account for the period from and including the prior Primary Servicer Remittance Date to and including such Primary Servicer Remittance Date;

(v)         to clear and terminate the Primary Servicer Collection Account at the termination of this Agreement pursuant to Section 9.01 of the Pooling and Servicing Agreement, as modified herein; and

(vi)        to remove any amounts deposited in the Primary Servicer Collection Account in error.

All withdrawals from the Sub-Servicer Collection Account shall be subject to the application and requirements of Section 3.05(f)(i) of the Pooling and Servicing Agreement. The Primary Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis, reflecting amounts allocable to each Mortgage Loan and Serviced Companion Loans, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from the Primary Servicer Collection Account. Upon written request, the Primary Servicer shall provide to the Master Servicer such records.

(10)         Section 3.06 is not incorporated herein. The Primary Servicer may invest funds in the Primary Servicer Collection Account and/or any Servicing Account maintained by it on the same terms as the Master Servicer may invest funds in the Collection Account and/or a Servicing Account, and subject to the same rights, restrictions and obligations regarding maturity dates, gains, losses, withdrawals, possession and control of Permitted Investments and Permitted Investments payable on demand. Without limiting the generality of the foregoing, any investment of funds in the Primary Servicer Collection Account and/or Servicing Account shall be made in the name of the Primary Servicer on behalf of the Trustee (in its capacity as such) for the benefit of the Certificateholders.

(11)         Sections 3.07(a) and (d). References to the Collection Account shall be references to the Primary Servicer Collection Account. All insurance policies caused to be maintained by the Primary Servicer hereunder shall also name the Master Servicer as loss payee. Within fifteen (15) days after the execution date of this agreement, the Primary Servicer shall forward to the Master Servicer a fully completed certificate of insurance in the form of Exhibit H attached hereto. Without limiting the generality of the obligations of the Primary Servicer hereunder, the Primary Servicer shall monitor and certify as to the status of insurance policies relating to the Mortgage Loans and the Serviced Companion Loans on a quarterly basis starting for the quarter ending in June of 2018, within 30 days of the end of such quarter as required by, and in the form of, Exhibit E attached hereto, pursuant to Section 3.01(c)(21) of this Agreement. The Primary Servicer shall promptly notify the Master Servicer of any Mortgaged Property that is not insured against terrorist or other similar acts. The Master Servicer or the Special Servicer, as applicable, shall make all determinations with respect to terrorism insurance matters required to be made under Section 3.07 of the Pooling and Servicing Agreement, and the Primary Servicer shall reasonably cooperate with the Master Servicer in connection therewith.

(12)         Section 3.07(b). References to the Collection Account shall be references to the Primary Servicer Collection Account.

(13)         Section 3.07(c). The Primary Servicer shall cause to be delivered to the Master Servicer from time to time upon the Master Servicer’s reasonable request a certificate of insurance or other evidence of such fidelity bond and errors and omissions insurance. The Primary Servicer shall promptly notify or cause its insurer to notify the Master Servicer of any material change to such fidelity bond or errors and omissions insurance.

(14)         Section 3.08. Notwithstanding anything herein to the contrary, the Primary Servicer will not permit or consent to any assumption, transfer or other action contemplated by Section 3.08 of the Pooling and Servicing Agreement unless the Primary Servicer has confirmed with the Master Servicer that the Master Servicer is either obligated to process or that the Master Servicer and the Special Servicer have mutually agreed that the Master Servicer shall process such request pursuant to Section 3.08 of the Pooling and Servicing Agreement. Following such confirmation, the Primary Servicer will not permit or consent to any assumption, transfer or other action contemplated by Section 3.08 of the Pooling and Servicing Agreement without the prior written consent of the Master Servicer. With respect to any such proposed action, the Primary Servicer shall perform and forward to the Master Servicer any analysis, recommendation or other information required to be prepared and/or delivered by the Master Servicer under Section 3.08 of the Pooling and Servicing Agreement. The Master Servicer, not the Primary Servicer, will deal directly with the Special Servicer in connection with obtaining any necessary approval or consent from the Special Servicer. If the Primary Servicer shall process any such assumption, transfer or other action, and the Master Servicer consents to such transaction, the Primary Servicer shall process, document and close such transaction. The Primary Servicer shall promptly provide copies of any waivers it effects pursuant to this Section to the Master Servicer and the Master Servicer will provide notice or copies to the 17g-5 Information Provider and Rating Agencies to the extent required by the Pooling and Servicing Agreement.

(15)         [Reserved].

(16)         Section 3.09. References to the Master Servicer shall not be deemed to be references to the Primary Servicer for purposes of Section 3.09 (other than Section 3.09(f)) of the Pooling and Servicing Agreement.

(17)         Section 3.10. The references to the Collection Account in Section 3.10 of the Pooling and Servicing Agreement shall be references to the Primary Servicer Collection Account. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Primary Servicer Collection Account.

(18)         Section 3.11(a). References to the Servicing Fee shall be references to the Primary Servicing Fee and references to the Servicing Fee Rate shall be references to the Primary Servicing Fee Rate. The third and fourth paragraphs of Section 3.11(a) of the Pooling and Servicing Agreement are not incorporated herein. In addition, the Primary Servicer shall be entitled to receive, as additional servicing compensation, to the extent the Master Servicer is entitled to such amounts under the Pooling and Servicing Agreement, (i) all investment income earned on amounts on deposit in the Primary Servicer Collection Account and certain Servicing Accounts (to the extent consistent with the related Mortgage Loan documents), (ii) 100% of any amounts collected by the Primary Servicer for checks returned for insufficient funds, demand fees or similar items with respect to the Mortgage Loans and Serviced Companion Loans to the extent the Master Servicer is entitled to such items under Section 3.11(a) of the Pooling and Servicing Agreement, (iii) 50% of that portion of any Excess Modification Fees, consent fees and similar fees to which the Master Servicer is entitled under Section 3.11(a) of the Pooling and Servicing Agreement with respect to the Mortgage Loans and Serviced Companion Loans in connection with matters performed by the Primary Servicer pursuant to Section 3.01(c)(24) of this Agreement, (iv) 50% of that portion of any assumption fees and assumption application fees (or similar fees) to which the Master Servicer is entitled under Section 3.11(a) of the Pooling and Servicing Agreement with respect to the Mortgage Loans and Serviced Companion Loans, (v) 50% of that portion of any defeasance fees to which the Master Servicer is entitled under Section 3.11(a) of the Pooling and Servicing Agreement in connection with matters performed by the Primary Servicer pursuant to Section 3.01(c)(24) of this Agreement with respect to the Mortgage Loans and Serviced Companion Loans, and (vi) 100% of that portion of any beneficiary statement charges to which the Master Servicer is entitled under Section 3.11(a) of the Pooling and Servicing Agreement with respect to the Mortgage Loans and Serviced Companion Loans. The Primary Servicer shall not be entitled to any Prepayment Interest Excesses, Compensating Interest Payments, Penalty Charges, or other amounts not specifically addressed above in this Section 3.01(c)(18).

(19)         Section 3.12(a). The Primary Servicer shall promptly (but in no event later than three (3) Business Days after the completion of related inspection report) forward to the Master Servicer a copy of all inspection reports prepared by or on behalf of the Primary Servicer. The Primary Servicer may engage a third party at its cost to perform property inspections and prepare property inspection reports without first obtaining the consent of the Master Servicer; provided, however, that the Primary Servicer shall remain obligated and primarily liable to the Master Servicer for satisfactory completion of the inspections and reports as required by this Agreement. If any inspection report identifies a “life safety” or other material deferred maintenance item existing with respect to the related Mortgaged Property, the Primary Servicer (x) shall promptly send to the related Mortgagor a letter identifying such deferred maintenance item and instructing such Mortgagor to correct such deferred maintenance item and (y) shall follow up with such Mortgagor in writing and at such frequency as is in accordance with the Servicing Standard to confirm that such deferred maintenance item is being corrected. The Primary Servicer shall promptly notify the Master Servicer of any event or circumstance that gives rise to enforcement rights with respect to the manager under the related Mortgage Loan documents and management agreement.

(20)        [Reserved].

(21)         Sections 3.12(b), (d) and (f). The Primary Servicer shall electronically deliver to the Master Servicer in Microsoft Excel format promptly upon completion, and in any event, at least five (5) Business Days before the Master Servicer must deliver or make available such reports, statements and files under the Pooling and Servicing Agreement, a copy of all operating statements, rent rolls, income statements, budgets and financial statements collected by the Primary Servicer and the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet with respect to the Mortgage Loans and Serviced Companion Loans as required by Section 3.12(b) of the Pooling and Servicing Agreement. The Primary Servicer shall deliver to the Master Servicer, no later than 5:00 p.m., New York City time on the Primary Servicer Reporting Date, by electronic transmission in the format mutually agreed upon by the Master Servicer and the Primary Servicer, the reports, statements and files required by the first paragraph of Section 3.12(d) of the Pooling and Servicing Agreement. The Primary Servicer, in connection with the reports that it prepares in connection with Sections 3.13(b) and (d) of the Pooling and Servicing Agreement, will afford the Master Servicer reasonable cooperation by providing such information as the Master Servicer may reasonably request in connection with the Master Servicer’s responsibilities in Sections 3.13(b) and (d) of the Pooling and Servicing Agreement.

The penultimate sentence in the first paragraph of Section 3.12(d) of the Pooling and Servicing Agreement is not incorporated herein. The Primary Servicer shall deliver to the Master Servicer, no later than 5:00 p.m. New York City time on the Primary Servicer Reporting Date, by electronic transmission in the format reasonably acceptable to the Master Servicer and the Primary Servicer, the CREFC® Loan Periodic Update File, providing the required information as of such Determination Date. The Primary Servicer shall deliver to the Master Servicer by electronic transmission (in a format reasonably acceptable to the Master Servicer and the Primary Servicer) (a) not later than 5:00 p.m. New York City time on the first Business Day following each Determination Date, the Collection Report (the information therein to be stated as of the Determination Date) in the form of Exhibit G and (b) within thirty (30) days after the end of each calendar quarter, beginning with the quarter ending on June 30, 2018, the certification on the Mortgage Loans and Serviced Companion Loans, including without limitation information regarding UCC Financing Statements, taxes, insurance premiums and ground rents, required by and in the form of Exhibit E attached hereto. The Primary Servicer shall deliver to the Master Servicer no later than 5:00 p.m. New York City time on the second Business Day of each month by electronic transmission in a format reasonably acceptable to the Master Servicer and the Primary Servicer, a remittance report containing scheduled balance information for each Mortgage Loan and Serviced Companion Loans reflecting the scheduled Periodic Payment for such month in the form of Exhibit G attached hereto. In addition, on each day that the Primary Servicer forwards to the Master Servicer any funds pursuant to Section 3.01(c)(8) of this Agreement, the Primary Servicer shall deliver to the Master Servicer by electronic transmission in a format reasonably acceptable to the Master Servicer and the Primary Servicer, a report of the nature of such remittance in the form of Exhibit G attached hereto. The Primary Servicer shall also prepare and deliver to the Master Servicer not later than 5:00 p.m. New York City time on the first Business Day following each Determination Date, a certification in the form of Exhibit J attached hereto.

Not later than 5:00 p.m. New York City time on the Primary Servicer Reporting Date, the Primary Servicer shall deliver to the Master Servicer the CREFC® Schedule AL File in EDGAR-Compatible Format and Excel format with respect to the Mortgage Loans; provided, however, that the Primary Servicer shall have no obligation to prepare or deliver the CREFC® Schedule AL File unless the Primary Servicer receives the Initial Schedule AL File, the Initial Schedule AL Additional File and the Annex A-1 to the Prospectus from the Master Servicer. In preparing the CREFC® Schedule AL File and any Schedule AL Additional File for any given Distribution Date, and without any due diligence, investigation or verification, the Primary Servicer shall be entitled to conclusively rely, absent manifest error, on the content, completeness, accuracy and compliance with any applicable requirements of Items 1111(h) and 1125 of Regulation AB and Item 601(b) of Regulation S-K under the Securities Act as in effect on the Closing Date of the Initial Schedule AL File, the Initial Schedule AL Additional File and the Annex A-1 to the Prospectus. The Primary Servicer may concurrently with the delivery of the related CREFC® Schedule AL File, deliver any related Schedule AL Additional File in EDGAR-Compatible Format to the Master Servicer. The CREFC® Schedule AL Files and Schedule AL Additional File shall each be a single file.

(22)         Section 3.13. The Primary Servicer shall also be subject to Section 3.01(c)(29) of this Agreement. None of the restrictions in Section 3.13 of the Pooling and Servicing Agreement or Section 3.01(c)(29) of this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Primary Servicer, on the one hand, and a Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Primary Servicer, (ii) such Rating Agency’s or NRSRO’s approval of the Primary Servicer as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s or NRSRO’s evaluation of the Primary Servicer’s servicing operations in general; provided, however, that the Primary Servicer shall not provide any information relating to the Certificates, the Mortgage Loans or Serviced Companion Loans to a Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Mortgagor, property or deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website; or (z) the Rating Agency confirms that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates.

(23)         Sections 3.17(a), (b) and (e). On each Primary Servicer Remittance Date, the Primary Servicer shall deposit into the Primary Servicer Collection Account as part of the Primary Servicer Remittance Amount, the amount set forth in Section 3.17(a) of the Pooling and Servicing Agreement to the extent resulting from Principal Prepayments on the Mortgage Loans and Serviced Companion Loans and to the extent that the Master Servicer is required to remit such amounts under Section 3.17(a) of the Pooling and Servicing Agreement, and except that references to Servicing Fees in the definition of “Compensating Interest Payments” in the Pooling and Servicing Agreement shall be references to Primary Servicing Fees. The Primary Servicer shall provide any reports and notices required under Section 3.17(b) of the Pooling and Servicing Agreement to the Serviced Companion Noteholder and shall copy the Master Servicer on any such reports or notices delivered to the Serviced Companion Noteholder.

(24)         Section 3.18. Notwithstanding anything herein to the contrary, the Primary Servicer will not take any action with respect to any modification, extension, waiver, consent, defeasance, Special Servicer Decision, Major Decision or other action contemplated by Section 3.18 of the Pooling and Servicing Agreement unless the Primary Servicer has confirmed with the Master Servicer that the Master Servicer is either obligated to process or has mutually agreed with the Special Servicer to process such transaction pursuant to Section 3.18 of the Pooling and Servicing Agreement. Following such confirmation, the Primary Servicer will not permit or consent to any modification, extension, waiver, consent, defeasance, Special Servicer Decision, Major Decision or other action contemplated by Section 3.18 of the Pooling and Servicing Agreement without the prior written consent of the Master Servicer. With respect to any such proposed action, the Primary Servicer shall perform and forward to the Master Servicer any analysis, recommendation or other information required to be prepared and/or delivered by the Master Servicer under Section 3.18 of the Pooling and Servicing Agreement. The Master Servicer, not the Primary Servicer, will deal directly with the Special Servicer in connection with obtaining any necessary approval or consent from the Special Servicer; however, when processing loan-related events delegated to it through this Agreement, the Primary Servicer may consult with the Special Servicer as needed, provided that it copies the Master Servicer on all related correspondence to the Special Servicer and includes a representative of the Master Servicer on all related calls with the Special Servicer and otherwise keeps the Master Servicer fully informed as to the results of such consultations. When forwarding a request for the approval of any retail lease or renewal or extension thereof, the Primary Servicer shall forward to the Master Servicer the information concerning such lease required by, and in the form of, Exhibit I attached hereto. The Primary Servicer will not permit any Principal Prepayment or defeasance with respect to any Mortgage Loan or Serviced Companion Loans without the written consent of the Master Servicer. The Primary Servicer shall promptly forward all requests for Principal Prepayments or defeasance to the Master Servicer, along with a payoff statement (with respect to each Principal Prepayment request) setting forth the amount of the necessary Principal Prepayment calculated by the Primary Servicer.

(25)         Section 3.19(a). The Primary Servicer shall promptly notify the Master Servicer of any event or circumstance that the Primary Servicer deems to cause any Mortgage Loan or Serviced Companion Loans to become a Specially Serviced Loan. The determination as to whether a Mortgage Loan or Serviced Companion Loans has become a Specially Serviced Loan shall be made by the Master Servicer and the Master Servicer shall promptly notify the Primary Servicer of any such determination. Upon receipt by the Master Servicer of notice from the Special Servicer that a Specially Serviced Loan has become a Corrected Loan, the Master Servicer shall promptly give the Primary Servicer notice thereof and the obligation of the Primary Servicer to service and administer such Mortgage Loan and, if applicable, Serviced Companion Loans shall resume.

(26)         Section 3.19(c) is not incorporated herein. The Primary Servicer shall continue to process payments and maintain ongoing payment records with respect to each Mortgage Loan and Serviced Companion Loans that becomes a Specially Serviced Loan or an REO Property and shall timely provide the Master Servicer and the Special Servicer with any information required by either to perform their respective duties under the Pooling and Servicing Agreement. Pursuant to Section 3.01(c)(18) of this Agreement, the Primary Servicer shall be entitled to receive the Primary Servicing Fee for so long as the Master Servicer receives its fee, with respect to each Specially Serviced Loan.

(27)         Section 3.20. References to the Master Servicer shall not be deemed to be references to the Primary Servicer for purposes of Section 3.20 of the Pooling and Servicing Agreement. Each provision of Section 3.20 of the Pooling and Servicing Agreement shall be enforceable against the Primary Servicer in accordance with the terms thereof. The Primary Servicer may not enter into Sub-Servicing Agreements in connection with the Mortgage Loans or the Serviced Companion Loans, but the Primary Servicer may delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of Section 3.20 of the Pooling and Servicing Agreement. The Primary Servicer shall not take any action that the Master Servicer would be prohibited from taking under the Pooling and Servicing Agreement. The Primary Servicer may not foreclose any Mortgage or, except as permitted by Section 3.01(c)(14) or (24) of this Agreement, grant any modification, extension, waiver or amendment to any Mortgage Loan or Serviced Companion Loans.

This Agreement will be assumed by the Trustee if the Trustee has assumed the duties of the Master Servicer or by a successor Master Servicer without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations of the Master Servicer pursuant to Section 7.02 of the Pooling and Servicing Agreement. In the event the Trustee or any other Person becomes successor master servicer, the Trustee or such successor master servicer shall have the right to terminate this Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in the Pooling and

Servicing Agreement, the Trustee and any successor master servicer shall assume this Agreement and (i) the Primary Servicer’s rights and obligations under this Agreement shall expressly survive a termination of the Master Servicer’s servicing rights under the Pooling and Servicing Agreement; provided that this Agreement has not been terminated in accordance with its provisions; (ii) any successor master servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the Master Servicer) shall be deemed to automatically assume and agree to the this Agreement without further action upon becoming the successor master servicer and (iii) the Pooling and Servicing Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Primary Servicer hereunder and/or under this Agreement, without the prior written consent of the Primary Servicer (which consent shall not be unreasonably withheld).

(28)         Section 3.24(a). The Primary Servicer shall take no action with respect to any mezzanine loan and shall forward any notice or request received promptly to the Master Servicer. The Master Servicer, not the Primary Servicer, will deal directly with the Serviced Companion Noteholder in connection with consulting with or obtaining any necessary approval or consent from such Serviced Companion Noteholder; provided, however, that the Primary Servicer will reasonably cooperate with the Master Servicer in such consultation or obtaining such consent and shall provide to the Master Servicer information in the possession of the Primary Servicer reasonably requested by the Master Servicer to fulfill its obligations under Section 3.24(d) of the Pooling and Servicing Agreement.

(29)         Section 3.25 is not incorporated herein. Notwithstanding any provision herein to the contrary, the Primary Servicer shall not make any request to a Rating Agency for a Rating Agency Confirmation; all such requests shall be made by, and as determined necessary by, the Master Servicer. The Primary Servicer shall not communicate (orally or in writing) with any Rating Agency regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the Serviced Companion Loans, the related Mortgaged Properties, the related Mortgagors or any other matters in connection with the Certificates or pursuant to this Agreement or the Pooling and Servicing Agreement. The Primary Servicer agrees to comply (and to cause each and every subcontractor, vendor or agent for the Primary Servicer and each of its officers, directors and employees to comply) with the provisions relating to communications with the Rating Agencies set forth in this Section 3.01(c)(29) and the Pooling and Servicing Agreement and shall not deliver to any Rating Agency any report, notice, statement, request for Rating Agency Confirmation or other information the communication of which to the Rating Agencies is restricted by the Pooling and Servicing Agreement.

All information described in the immediately preceding paragraph will be provided by, and all such communications, responses and requests described in the immediately preceding paragraph will be made by, the Master Servicer in accordance with the procedures required by the Pooling and Servicing Agreement. To the extent that the Master Servicer is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under the Pooling and Servicing Agreement and such information or communication is regarding the Mortgage Loans or the Serviced Companion Loans or the primary servicing by the Primary Servicer under this Agreement, the Primary Servicer shall provide the information to the Master Servicer necessary for the Master Servicer to fulfill such obligations.

(31)         Section 3.28. The Primary Servicer shall promptly notify the Master Servicer of any information that would impact the Serviced Companion Noteholder Register.

(32)         Sections 3.29(c), (f), (g) and (i). The Primary Servicer shall reasonably cooperate with the Master Servicer to provide all information regarding the Serviced Whole Loan in the Primary Servicer’s possession to enable the Master Servicer to provide such information as required pursuant to Section 3.29(c) and (g) of the Pooling and Servicing Agreement. The Primary Servicer shall deliver to the Master Servicer, no later than 5:00 p.m. New York City time on the Primary Servicer Serviced Whole Loan Remittance Date, by electronic transmission in the format designated by the Master Servicer, the CREFC® Financial File, the CREFC® Property File and the CREFC® Comparative Financial Status Report, the CREFC® Loan Level Reserve/LOC Report, a CREFC® Loan Periodic Update File, a CREFC® Delinquent Loan Status Report, a CREFC® Total Loan Report and a CREFC® Servicer Watch List, each providing the required information with respect to the Serviced Whole Loan as of such Determination Date.

(33)         Section 3.32 is not incorporated herein. If at any time the Primary Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB, the Primary Servicer shall notify the Master Servicer upon the occurrence of (i) a Servicing Officer of the Primary Servicer obtaining actual knowledge that the Primary Servicer is or has become an Impermissible TPP Affiliate or (ii) the Primary Servicer receiving written notice by any party to the Pooling and Servicing Agreement, the Third Party Purchaser, the Sponsor or any Underwriter or Initial Purchaser that the Primary Servicer is or has become an Impermissible TPP Affiliate.

(34)         Section 3.33.

(35)         Section 3.34 is not incorporated herein. The Primary Servicer shall not initiate or become involved in any claim or litigation that falls within the scope of Trust-Related Litigation. The Primary Servicer shall promptly, but in any event no later than five (5) Business Days of the Primary Servicer receiving service of such Trust-Related Litigation, provide written notice thereof to the Master Servicer. Notwithstanding the foregoing, the Primary Servicer shall retain the right to make determinations relating to claims or counter-claims against or on behalf of the Primary Servicer subject to Section 3.34(g) of the Pooling and Servicing Agreement and the rights of the Special Servicer set forth therein, which shall apply to the Primary Servicer to the extent such provisions apply to the Master Servicer.

(36)         Section 4.03 is not incorporated herein. The Primary Servicer shall not be permitted to make P&I Advances.

(37)         Section 6.01(a). Section 6.01(a)(i) of the Pooling and Servicing Agreement shall be deemed modified to read “The Primary Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Primary Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.” The Primary Servicer hereby represents and warrants, as of the date hereof, that (i) each insurance policy and fidelity bond referenced in Section 3.07(c) of the Pooling and Servicing Agreement names the Master Servicer as a loss payee; (ii) the Primary Servicer is authorized to transact business in the state or states in which the Mortgaged Properties for the Mortgage Loans are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the Mortgage Loans or compliance with its obligations under this Agreement and the Master Servicer’s obligations under the Pooling and Servicing Agreement; and (iii) the Primary Servicer is not, to its actual knowledge, a Risk Retention Affiliate of the Third Party Purchaser.

(38)         Sections 11.01, 11.02, 11.03, 11.04, 11.05, 11.06, 11.07, 11.09, 11.10, 11.11, 11.12 and 11.15. The Primary Servicer shall cooperate fully with the Master Servicer and deliver to the Master Servicer any and all statements, reports, certifications, records and any other information in its possession and necessary in the good faith determination of the Master Servicer, the Certificate Administrator, the Trustee, the Depositor or Other Depositor to permit the Depositor or Other Depositor, as applicable, to comply with the provisions of Regulation AB and the Master Servicer to comply with its obligations under Article XI of the Pooling and Servicing Agreement, together with such disclosures relating to the Primary Servicer, or the servicing of the Mortgage Loans and/or Serviced Companion Loans, reasonably believed by the Depositor, the related Other Depositor, the Certificate Administrator or the Master Servicer to be necessary in order to effect such compliance. For purposes of this Section 3.01(c)(38) of this Agreement, references to the Trustee, the Certificate Administrator, the Depositor, the Other Depositor, the Other Trustee or the Other Certificate Administrator in Article XI of the Pooling and Servicing Agreement shall not be deemed to be references to the Master Servicer but shall remain references to the Trustee, the Certificate Administrator, the Depositor, the Other Depositor, the Other Trustee or the Other Certificate Administrator, as applicable; provided that the Primary Servicer shall copy the Master Servicer on any notice, certificate or information provided to the Trustee, the Certificate Administrator, the Depositor, the Other Depositor, the Other Trustee or the Other Certificate Administrator pursuant to this Section 3.01(c)(38) of this Agreement.

With respect to any period that the Primary Servicer is a Servicing Function Participant or a servicer as contemplated by Item 1108(a)(2) of Regulation AB, the Primary Servicer shall perform all obligations under Section 11.02 applicable to a servicer as contemplated by Item 1108(a)(2) of Regulation AB (including, without limitation, any obligation or duty the Master Servicer is required under Section 11.02 to cause (or use commercially reasonable efforts to cause) a Servicing Function Participant or such a servicer as contemplated by Item 1108(a)(2) of Regulation AB to perform).

Any Additional Form 10-D Disclosure and related Additional Disclosure Notification required to be delivered by the Primary Servicer shall be delivered to the Master Servicer (and, if the Primary Servicer is an Additional Servicer or a Servicing Function Participant, also to the Depositor, the Certificate Administrator, each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loans or a party that services, specially services or is trustee or custodian for a Serviced Companion Loans)) within the time provided in Section 11.04 of the Pooling and Servicing Agreement. The Primary Servicer shall reasonably cooperate with the Master Servicer and the

Depositor pursuant to Section 11.04(c) of the Pooling and Servicing Agreement with respect to any CREFC® Schedule AL File provided by the Primary Servicer.

Any Additional Form 10-K Disclosure and related Additional Disclosure Notification required to be delivered by the Primary Servicer shall be delivered to the Master Servicer (and, if the Primary Servicer is an Additional Servicer or a Servicing Function Participant, also to the Depositor, the Certificate Administrator, each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loans or a party that services, specially services or is trustee or custodian for a Serviced Companion Loans)) on or before the fifth (5th) Business Day preceding March 1st of each year, commencing February 22, 2019.

The Primary Servicer (without regard to whether the Primary Servicer is a Servicing Function Participant, a Reporting Servicer or Additional Servicer) shall provide a Performance Certification described in Section 11.06 of the Pooling and Servicing Agreement (on which the Master Servicer and its officers, directors and Affiliates, in addition to the Certification Parties, can reasonably rely) to the Master Servicer on or before the fifth (5th) Business Day preceding March 1st of each year, commencing February 22, 2019. If the Primary Servicer is a Servicing Function Participant, such Performance Certification shall also be provided to each affected Certifying Person by the time required by the Pooling and Servicing Agreement, and if the Primary Servicer is not a Servicing Function Participant, such Performance Certification shall be delivered only to the Master Servicer. In addition, the Primary Servicer (a) shall provide such information and assistance as may be reasonably required to cooperate with the Master Servicer in complying with Section 11.06 of the Pooling and Servicing Agreement and (b) shall cooperate with the Master Servicer’s reasonable requests in performing its due diligence for its certification under Section 11.06 of the Pooling and Servicing Agreement.

Any Form 8-K Disclosure Information and related Additional Disclosure Notification required to be delivered by the Primary Servicer shall be delivered to the Master Servicer, the Depositor, the Certificate Administrator, each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loans or a party that services, specially services or is trustee or custodian for a Serviced Companion Loans) within the time provided in Section 11.07 of the Pooling and Servicing Agreement.

The Primary Servicer (without regard to whether the Primary Servicer is an Additional Servicer or Servicing Function Participant) shall deliver its Officer’s Certificate required by Section 11.09 of the Pooling and Servicing Agreement to the Master Servicer on or before the fifth (5th) Business Day preceding March 1st of each year, commencing February 22, 2019. If the Primary Servicer is an Additional Servicer or Servicing Function Participant, the Primary Servicer shall also deliver such Officer’s Certificate to the Certificate Administrator, the Trustee, Depositor, the 17g-5 Information Provider, each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loans) within the time provided in Section 11.09, and if the Primary Servicer is not an Additional Servicer or Servicing Function Participant, such Officer’s Certificate shall be delivered only to the Master Servicer.

The Primary Servicer (without regard to whether the Primary Servicer is a Servicing Function Participant, a Reporting Servicer or Additional Servicer) shall deliver the items required under Sections 11.10 and 11.11 of the Pooling and Servicing Agreement regarding itself (the “report on an assessment of compliance with Relevant Servicing Criteria” and “accountants’ report”) to the Master Servicer on or before the fifth (5th) Business Day preceding March 1st of each year, commencing February 22, 2019. If the Primary Servicer is a Servicing Function Participant, a Reporting Servicer or Additional Servicer, the report on an assessment of compliance with Relevant Servicing Criteria and accountants’ report shall also be delivered to the Certificate Administrator, the Trustee, Depositor, the 17g-5 Information Provider, each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loans) within the time provided in Sections 11.10 and 11.11 of the Pooling and Servicing Agreement, and if the Primary Servicer is not an Servicing Function Participant, a Reporting Servicer or Additional Servicer, the report on an assessment of compliance with Relevant Servicing Criteria and accountants’ report shall be delivered only to the Master Servicer.

Section 11.12 of the Pooling and Servicing Agreement shall be incorporated herein and apply to the Primary Servicer for so long as the Primary Servicer is a Servicing Function Participant or an Additional Servicer to the same extent such section applies to the Master Servicer. The Primary Servicer shall indemnify and hold harmless the Master Servicer, each Certification Party and any director, officer, representative, agent, member, manager, employee or Affiliate of the Master Servicer or any Certification Party, from and against any expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of subsections (i)-(iii) in the first paragraph of Section 11.12 of the Pooling and Servicing Agreement. To the extent the Primary Servicer is an Affected Reporting Party, the Primary Servicer shall comply with the requirements set forth in Section 11.12 and incorporated herein by reference, including, but not limited to, obtaining the consent of the Depositor, any Other Depositor and the Master Servicer (in each case, which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission or its staff and negotiate a response and/or resolution with the Commission or its staff and copying the Master Servicer on all material communications with the Commission or its staff. All reasonable out-of-pocket costs and expenses incurred by the Depositor, any Other Depositor and the Master Servicer (including reasonable legal fees and expenses of outside counsel to the Depositor, any Other Depositor and the Master Servicer) in connection with the foregoing and any amendments to any reports filed with the Commission or its staff therewith shall be promptly paid by the Primary Servicer upon receipt of an itemized invoice from the Depositor, any Other Depositor and/or the Master Servicer, as applicable.

The Primary Servicer shall reasonably cooperate with the Master Servicer and each other party listed in Section 11.15 of the Pooling and Servicing Agreement in accordance with Section 11.15 of the Pooling and Servicing Agreement. If any Serviced Companion Loans constitutes a Serviced Securitized Companion Loan, the Primary Servicer shall provide to the Master Servicer all information, reports, statements and certificates with respect to the Primary Servicer and such

Serviced Companion Loans comparable to any information, reports, statements or certificates required to be provided by the Master Servicer pursuant to Section 11.15 of the Pooling and Servicing Agreement, even if the Primary Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB. Such information, reports or certificates shall be provided to the Master Servicer no later than five (5) Business Days prior to the date on which the Master Servicer is required to deliver its comparable information, reports, statements or certificates pursuant to Section 11.15 of the Pooling and Servicing Agreement.

If any Mortgaged Property that secures a Serviced Companion Loans is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB), the Sub-Servicer shall comply with Section 11.15(h) of the Pooling and Servicing Agreement and shall deliver such information and reports as provided therein to the Master Servicer at least five (5) Business Days before the Master Servicer must deliver such items.

Subject to other provisions of this Agreement restricting the right of the Primary Servicer to retain subservicers or subcontractors, the provisions of Article XI regarding retaining a “Sub-Servicer,” “Subcontractor,” “Additional Servicer” or “Servicing Function Participant” shall be applicable to any sub-servicer, subcontractor or agent hired by the Primary Servicer to perform any of its obligations hereunder and the Primary Servicer shall comply with such provisions.

The Primary Servicer shall indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees, claims, fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance with the servicing criteria or attestation reports pursuant to this Agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of its obligations, (c) any failure by it, as a Servicer (as defined in Section 11.02(b) of the Pooling and Servicing Agreement) to identify a Servicing Function Participant pursuant to Section 11.02(c) of the Pooling and Servicing Agreement, or (d) delivery of any Deficient Exchange Act Deliverable.

If the indemnification provided for in this Section 3.01(c)(38) is unavailable or insufficient to hold harmless any Certification Party, the Master Servicer, the Depositor or any employee, director or officer of the Depositor, then the Primary Servicer shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Primary Servicer on the other in connection with a breach of the Primary Servicer’s obligations pursuant to this Section 3.01(c)(38).

(39)         Sections 12.01(b)(i)-(ii). The Primary Servicer shall provide all reasonable cooperation (with respect to information regarding the Mortgage Loans in the Primary Servicer’s possession) to enable the Master Servicer to provide the information required pursuant to Sections 12.01(b)(i)-(ii) of the Pooling and Servicing Agreement.

Section 3.02          Merger or Consolidation of the Primary Servicer.

The Primary Servicer shall keep in full effect its existence, rights and franchises as a national banking association under the laws of the United States of America. The Primary Servicer shall continue to be authorized to transact business in the state or states in which the Mortgaged Properties for the Mortgage Loans and the Serviced Companion Loans are situated, if and to the extent required by applicable law, except where the failure to so comply would not adversely affect the Primary Servicer’s ability to perform its obligations in accordance with the terms of this Agreement.

Any Person into which the Primary Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Primary Servicer shall be a party, or any Person succeeding to all or substantially all of the business of the Primary Servicer, shall be the successor of the Primary Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person (i) must be a business entity whose business includes the servicing of mortgage loans and shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated to the extent required by applicable law, (ii) must be an approved servicer of multifamily mortgage loans for FHLMC or FNMA or a HUD-approved servicer, (iii) must be acceptable to the Master Servicer, which consent may not be unreasonably withheld, and (iv) shall have assumed in writing the obligations of the Primary Servicer under this Agreement. Notwithstanding the foregoing, the Primary Servicer may not remain the Primary Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent that (i) the Primary Servicer is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or under the Pooling and Servicing Agreement or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

Section 3.03          Limitation on Liability of the Primary Servicer and Others.

Neither the Primary Servicer nor any of the officers, employees or affiliates, agents of the Primary Servicer shall be under any liability to the Master Servicer any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Primary Servicer or any such person against any breach of representations or warranties made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence (or by reason of any specific liability imposed hereunder for a breach of the Servicing Standard) in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations and duties. The Primary Servicer and any officer, employee or agent of the Primary Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Primary Servicer shall not be under any obligation to appear in, prosecute or defend any legal action unless such action relates to its respective duties under this Agreement and which in its opinion does not expose it to any expense or liability not recoverable from the

Trust Fund; provided, however, the Primary Servicer may, with the consent of the Master Servicer, undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, to the extent that the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom are reimbursable, and are reimbursed to the Master Servicer, by the Trust Fund pursuant to the Pooling and Servicing Agreement, the Primary Servicer shall be entitled to be reimbursed therefor from the Master Servicer upon written demand. To the extent provided in Section 6.04 of the Pooling and Servicing Agreement, the Primary Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense, incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (including legal fees and expenses) incurred by the Primary Servicer that are specifically required to be borne by the Primary Servicer without right of reimbursement pursuant to the terms of the Primary Servicing Agreement or (ii) that are incurred by reason of (A) a breach of any representation or warranty by Primary Servicer or (B) willful misconduct, bad faith, or negligence of Primary Servicer in the performance of duties under the KeyBank Primary Servicing Agreement or negligent disregard of obligations and duties under the Primary Servicing Agreement. The Primary Servicer shall not have any rights of indemnification out of the Trust Fund except through the Master Servicer as described above and, in each case, to the full extent that the Master Servicer is permitted to indemnification from the Trust Fund under the Pooling and Servicing Agreement.

Section 3.04          Primary Servicer Not to Resign.

The Primary Servicer shall not resign from the obligations and duties hereby imposed on it except by sixty (60) days prior written notice to the Master Servicer, or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Primary Servicer. Any such determination permitting the resignation of the Primary Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Master Servicer, which Opinion of Counsel shall be in form and substance acceptable to the Master Servicer.

Section 3.05          No Transfer or Assignment of Servicing.

With respect to the responsibility of the Primary Servicer to service the Mortgage Loans and the Serviced Companion Loans hereunder, the Primary Servicer acknowledges that the Master Servicer has acted in reliance upon the Primary Servicer’s independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section 3.05, the Primary Servicer shall not either assign or transfer this Agreement or the servicing hereunder nor delegate its rights or duties hereunder or any portion thereof (except as allowed by Section 3.01(c)(27) of this Agreement), or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Master Servicer, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, prior to any assignment or transfer by the Primary Servicer of this Agreement or the servicing hereunder (the “Primary Servicing Rights”), the Primary

Servicer shall allow the Master Servicer an opportunity to bid on the purchase of such Primary Servicing Rights. The Primary Servicer may also solicit bids from any other parties independent of the Primary Servicer. If the Master Servicer offers the highest purchase price for such Primary Servicing Rights, then the Master Servicer shall be provided the opportunity to purchase such Primary Servicing Rights for such purchase price.

Section 3.06          Indemnification.

The Master Servicer and the Primary Servicer each agrees to and hereby does indemnify and hold harmless the Master Servicer, in the case of the Primary Servicer, and the Primary Servicer, in the case of the Master Servicer (including any of their partners, directors, officers, employees or agents) from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Master Servicer, in the case of the Primary Servicer, and the Primary Servicer, in the case of the Master Servicer, may sustain arising from or as a result of any willful misconduct, bad faith, fraud or negligence of the Master Servicer or Primary Servicer, as applicable, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Master Servicer or Primary Servicer, as applicable, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided, that such indemnity shall not cover indirect or consequential damages. Each indemnified party hereunder shall give prompt written notice to the indemnitor of matters which may give rise to liability of such indemnitor hereunder; provided, however, that failure to give such notice shall not relieve the indemnitor of any liability except to the extent of actual prejudice. Section 3.06 of this Agreement shall survive the termination of this Agreement and the termination or resignation of the Master Servicer or the Primary Servicer.

ARTICLE IV

DEFAULT

Section 4.01          Events of Default.

In case one or more of the following events (each, an “Event of Default”) by the Primary Servicer shall occur and be continuing, that is to say:

(a)          any failure by the Primary Servicer to deposit into the Primary Servicer Collection Account or any Servicing Account, or to deposit into, or to remit to the Master Servicer for deposit into, the Collection Account or the Companion Distribution Account on the dates and at the times required by this Agreement, any amount required to be so deposited or remitted under this Agreement; provided, however, that the Primary Servicer will have one (1) Business Day to remedy a failure to make such a deposit or remittance on the date and at the time required by this Agreement; or

(b)          any failure on the part of the Primary Servicer to (i) timely provide to the Servicer the certification called for on Exhibit E attached hereto as required by this Agreement,

or (ii) timely provide to the Master Servicer the Collection Report which failure continues unremedied for one (1) Business Day; or

(c)          the Primary Servicer shall fail three (3) times within any one (1) year period to timely provide to the Master Servicer any Collection Report, CREFC® Loan Periodic Update File, CREFC® Schedule AL File, CREFC® Property File, CREFC® Financial File, CREFC® Comparative Financial Status Report, CREFC® Loan Level Reserve/LOC Report, CREFC® Delinquent Loan Status Report, CREFC® Servicer Watch List, CREFC® NOI Adjustment Worksheet, the CREFC® Total Loan Report or CREFC® Operating Statement Analysis Report within one (1) Business Day following the date on which it is due; or

(d)          any failure by the Primary Servicer duly to observe or perform in any material respect any of its other covenants or obligations under this Agreement (other than those addressed in another clause of this Section 4.01), which failure continues unremedied for a period of twenty-five (25) days (or (i) with respect to any year that a report on Form 10-K is required to be filed, three (3) Business Days in the case of the Primary Servicer’s obligations or (ii) 10 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Primary Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of such failure, requiring the same to be remedied, has been given to the Primary Servicer by the Master Servicer; provided, however, if that failure (other than a failure that results in the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) is capable of being cured and the Primary Servicer has provided the Master Servicer with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to diligently pursue, a full cure, such twenty-five (25) day period shall be extended for an additional thirty (30) days; or

(e)          any breach on the part of the Primary Servicer of any representation or warranty contained in Section 6.01(a) of the Pooling and Servicing Agreement as incorporated herein, which materially and adversely affects the interests of the Master Servicer or any Class of Certificateholders or any Serviced Companion Noteholder and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Primary Servicer by the Master Servicer; provided, however, if that breach is capable of being cured and the Primary Servicer has provided the Master Servicer with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to diligently pursue, a full cure, such thirty (30) day period shall be extended for an additional thirty (30) days; or

(f)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Primary Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

(g)          the Primary Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Primary Servicer or of or relating to all or substantially all of its property; or

(h)          the Primary Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(i)           the Primary Servicer shall assign or transfer or attempt to assign or transfer all or part of its rights and obligations hereunder except as permitted by this Agreement; or

(j)           either of Moody’s or KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of possible rating downgrade or withdrawal (and, in the case of clauses (i) and (ii), such action shall not have been withdrawn by Moody’s or KBRA, as appliable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and, in the case of either of clause (i) or (ii), publicly citing servicing concerns with the Primary Servicer as the sole or a material factor in such rating action; or

(k)          the Primary Servicer is no longer rated at least “CPS3” by Fitch and the Primary Servicer is not reinstated to at least that rating within sixty (60) days of the delisting; or

(l)           (1) the Primary Servicer fails to deliver by the due date any Exchange Act reporting items required to be delivered to the Master Servicer, the Certificate Administrator or the Depositor under the Pooling and Servicing Agreement or under this Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (2) the Primary Servicer fails to perform in any material respect any of its covenants or obligations contained in this Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required under this Agreement or for any party to the Pooling and Servicing Agreement to perform its obligations under Article XI or under the Exchange Act reporting items required under any other pooling and servicing agreement that the Depositor is a party to.

If any Event of Default shall occur and be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Master Servicer may terminate, by notice in writing to the Primary Servicer, all of the rights and obligations of the Primary Servicer as Primary Servicer under this Agreement and in and to the Mortgage Loans and the Serviced Companion Loans and the proceeds thereof. From and after the receipt by the

Primary Servicer of such written notice, all authority and power of the Primary Servicer under this Agreement, whether with respect to the Mortgage Loans, the Serviced Companion Loans or otherwise, shall pass to and be vested in the Master Servicer pursuant to and under Section 4.01 of this Agreement, and, without limitation, the Master Servicer is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Primary Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans, the Serviced Companion Loans and related documents, or otherwise. The Primary Servicer hereby acknowledges that the Serviced Companion Noteholder shall be entitled to direct the Master Servicer to replace the Primary Servicer with a successor sub-servicer for the Serviced Whole Loan pursuant to Section 7.01(f) of the Pooling and Servicing Agreement (the “Successor Sub-Servicer”) following an Event of Default with respect to such Serviced Whole Loan. The Primary Servicer agrees that if it is terminated pursuant to Section 4.01 of this Agreement, it shall promptly (and in any event no later than five (5) Business Days subsequent to its receipt of the notice of termination) provide the Master Servicer or the Successor Sub-Servicer, if applicable, with all documents and records (including, without limitation, those in electronic form) requested by it to enable it to assume the Primary Servicer’s functions hereunder, and shall cooperate with the Master Servicer or the Successor Sub-Servicer, if applicable, in effecting the termination of the Primary Servicer’s responsibilities and rights hereunder and the assumption by a successor of the Primary Servicer’s obligations hereunder, including, without limitation, the transfer within one (1) Business Day to the Master Servicer or the Successor Sub-Servicer, if applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Primary Servicer to the Primary Servicer Collection Account, the Collection Account, any Servicing Account, or any REO Account, or thereafter be received with respect to the Mortgage Loans, the Serviced Companion Loans or any REO Property (provided, however, that the Primary Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 3.03 of this Agreement notwithstanding any such termination).

In addition to any other rights the Master Servicer may have hereunder, if the Primary Servicer fails to remit to the Master Servicer any amounts when required to be remitted hereunder, the Primary Servicer shall pay to the Master Servicer interest on the amount of such late remittance at the Prime Rate, applied on a per diem basis for each day such remittance is late (i.e., said per annum rate divided by 365 multiplied by the number of days late); but in no event shall such interest be greater than the maximum amount permitted by law.

Section 4.02          Waiver of Defaults.

The Master Servicer may waive any default by the Primary Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

Section 4.03          Other Remedies of Master Servicer.

During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Master Servicer, in addition to the rights specified in Section 4.01 of this Agreement, shall have the right, in its own name, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

ARTICLE V

TERMINATION

Section 5.01          Termination.

Except as otherwise specifically set forth herein, the rights, obligations and responsibilities of the Primary Servicer shall terminate (without payment of any penalty or termination fee): (i) upon the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all REO Property and the remittance of all funds due hereunder; (ii) by mutual consent of the Primary Servicer and the Master Servicer in writing; (iii) pursuant to Section 5.02 of this Agreement; (iv) at the option of any purchaser of one or more Mortgage Loans pursuant to the Pooling and Servicing Agreement, upon such purchase and only with respect to such purchased Mortgage Loan or Mortgage Loans, subject to the Primary Servicer’s rights to retain any accrued and unpaid fees and expenses; (v) upon termination of the Pooling and Servicing Agreement; or (vi) with respect to the Serviced Whole Loan, upon the Servicing Shift Securitization Date.

Section 5.02          Termination With Cause.

The Master Servicer may, at its sole option, terminate any rights the Primary Servicer may have hereunder with respect to any or all of the Mortgage Loans or the Serviced Companion Loans, as provided in Section 4.01 of this Agreement upon the occurrence of an Event of Default.

In addition, the Master Servicer shall terminate any rights the Sub-Servicer may have hereunder with respect to the Mortgage Loans and Serviced Companion Loans if at any time the Sub-Servicer is a Risk Retention Affiliate of the Third Party Purchaser and the Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB pursuant to Section 3.20 of the Pooling and Servicing Agreement.

Any notice of termination shall be in writing and delivered to the Primary Servicer as provided in Section 6.05 of this Agreement.

Section 5.03          Termination of Duties with Respect to Specially Serviced Loans.

At such time as any Mortgage Loan or Serviced Companion Loans becomes a Specially Serviced Loan, the obligations and duties of the Primary Servicer set forth herein with respect to such Specially Serviced Loan that are required to be performed by the Special Servicer under the Pooling and Servicing Agreement shall cease in accordance with Section 3.01(c) of this Agreement. The Primary Servicer shall continue to perform all of its duties hereunder with respect to the Specially Serviced Loans to the extent set forth in Section 3.01 of this Agreement. If a Specially Serviced Loan becomes a Corrected Loan, the Primary Servicer shall commence servicing such Corrected Loan pursuant to the terms of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01          Successor to the Primary Servicer.

Contemporaneously with the termination of the Primary Servicer’s responsibilities and duties under this Agreement pursuant to Section 3.04, 4.01, 5.01 or 5.02 of this Agreement, the Master Servicer shall (i) succeed to and assume all of the Primary Servicer’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor which satisfies the criteria for a successor Primary Servicer in Section 3.02 of this Agreement and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Primary Servicer under this Agreement accruing following the termination of the Primary Servicer’s responsibilities, duties and liabilities under this Agreement.

Section 6.02          Financial Statements.

The Primary Servicer shall, upon the request of the Master Servicer, make available its publicly available financial statements and other records relevant to the performance of the Primary Servicer’s obligations hereunder.

Section 6.03          Closing.

The closing for the commencement of the Primary Servicer to perform the servicing responsibilities under this Agreement with respect to the Mortgage Loans and the Serviced Companion Loans shall take place on the Closing Date. At the Master Servicer’s option, the closing shall be either by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing shall be subject to the execution and delivery of the Pooling and Servicing Agreement by the parties thereto.

Section 6.04          Closing Documents.

The Closing Documents shall consist of all of the following documents:

(a)            to be provided by the Primary Servicer:

(1) this Agreement executed by the Primary Servicer;

(2) an Officer’s Certificate of the Primary Servicer, dated the Closing Date and in the form of Exhibit B hereto, including all attachments thereto;

(3) Reserved; and

(4) the account certifications in the form of Exhibit F hereto required by Section 3.01(c)(4) and (7) of this Agreement, fully completed; and

(b)            to be provided by the Master Servicer:

(1) this Agreement executed by the Master Servicer; and

(2) the Mortgage Loan Schedule, with one copy to be attached to each counterpart of this Agreement as Exhibit A hereto; and

(3) the Pooling and Servicing Agreement substantially in the form of Exhibit C hereto.

Section 6.05          Notices.

Except as provided herein, all demands, notices, consents and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to the following addresses:

(i)             if to the Master Servicer:

Wells Fargo Bank, National Association Commercial Mortgage Servicing

Three Wells Fargo

401 S. Tryon Street, 8th Floor

MAC D1050-084

Charlotte, North Carolina 28202

Reference: UBS 2018-C10 Asset Manager

with a copy to:

Wells Fargo Bank, National Association

Legal Department

301 South College St.

D1053-300

Charlotte, North Carolina 28202

Reference: Commercial Mortgage Servicing Legal Support

With a copy to:

K&L Gates LLP

Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann

(ii)            if to the Primary Servicer:

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention: Michael A. Tilden

Fax No. 877-379-1625

with a copy to:

Polsinelli

900 West 48th Place, Suite 900

Kansas City, Missouri 64112 Attention: Kraig Kohring

Fax No. 816-753-1536

or such other address as may hereafter be furnished to the other party by like notice.

Section 6.06          Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan or Serviced Companion Loans shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 6.07          Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Section 6.08          Governing Law.

This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

Section 6.09          Protection of Privileged Information.

If the Primary Servicer receives Privileged Information from the Master Servicer with a notice stating that such information is Privileged Information, the Primary Servicer shall not disclose such Privileged Information to any Person without the prior written consent of the Master Servicer.

Section 6.10          Intention of the Parties.

It is the intention of the parties that the Master Servicer is conveying, and the Primary Servicer is receiving, only a contract for servicing the Mortgage Loans and the Serviced Companion Loans. Accordingly, the parties hereby acknowledge that the Trustee remains the sole and absolute beneficial owner of the Mortgage Loans and all rights related thereto and that the Serviced Companion Noteholder remains the sole and beneficial owner of the Serviced Companion Loans and all rights related thereto.

Section 6.11          Third Party Beneficiary.

The Trustee, for the benefit of the Certificateholders and the Serviced Companion Noteholder, and the Trustee, as holder of the Lower-Tier Regular Interests, shall be a third party beneficiary under this Agreement, provided that, except to the extent the Trustee or its designee assumes the obligations of the Master Servicer hereunder as contemplated by Section 6.12 of this Agreement, none of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Trust, the Special Servicer, or any Certificateholder shall have any duties, liabilities or obligations under this Agreement.

Section 6.12          Successors and Assigns; Assignment of Agreement.

This Agreement shall bind and inure to the benefit of and be enforceable by the Primary Servicer and the Master Servicer and the respective successors and assigns of the Primary Servicer and the Master Servicer. This Agreement shall not be assigned, pledged or hypothecated by the Primary Servicer to a third party except as otherwise specifically provided for herein. This Agreement may be assumed by the Trustee if the Trustee has assumed the duties of the Master Servicer or any successor Master Servicer, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of the Master Servicer pursuant to Section 7.02 of the Pooling and Servicing Agreement (it being understood that any such obligations shall be the obligations of the terminated Master Servicer only).

Section 6.13          Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 6.14          Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 6.15          General Interpretive Principles.

The article and section headings are for convenience of a reference only, and shall not limit or otherwise affect the meaning hereof.

Section 6.16          Complete Agreement.

This Agreement embodies the complete agreement between the parties regarding the subject matter hereof and may not be varied or terminated except by a written agreement conforming to the provisions of Section 6.18 of this Agreement. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

Section 6.17          Further Agreement.

The Primary Servicer and the Master Servicer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 6.18          Amendments.

This Agreement may only be amended with the consent of the Primary Servicer and the Master Servicer. No amendment to the Pooling and Servicing Agreement that purports to change the rights or obligations of the Primary Servicer hereunder or under the Pooling and Servicing Agreement shall be effective against the Primary Servicer without the express written consent of the Primary Servicer.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Primary Servicer and the Master Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Nachette Hadden
Name: Nachette Hadden Title: Director

UBS 2018-C10

KeyBank Primary Servicing Agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Bryan Nitcher
Name: Bryan Nitcher Title: Vice President

UBS 2018-C10

KeyBank Primary Servicing Agreement

EXHIBIT A

MORTGAGE LOAN SCHEDULE

Loan No. / Property No.	Property Name	Cut-off Date Balance	Primary Servicing Fee
2	HTI Medical Office Portfolio	$50,000,000	0.01000%[1]
9	Marketplace at Smokey Point	$25,850,000	0.01000%
11	Port Atwater Parking	$24,000,000	0.01000%
18	Kinzie Design Center	$15,400,000	0.01000%
19	Village Plaza	$14,427,000	0.01000%
27	Homewood Suites - Port St. Lucie	$9,489,225	0.01000%
28	River Oaks Self Storage	$9,100,000	0.01000%
32	Suntree Apartments	$6,600,000	0.01000%
35	Storage Max Rolesville	$6,050,000	0.01000%
49	US Storage - Move It SS Austin	$3,165,000	0.01000%
50	CVS Goshen	$3,000,000	0.01000%
54	Secure Self Storage	$2,500,000	0.01000%

1 The Primary Servicing Fee Rate for the Serviced Companion Loan is also 0.01000%.

A-1

EXHIBIT B

PRIMARY SERVICER’S OFFICER’S CERTIFICATE

I, ___________________, hereby certify that I am the duly elected of [Primary Servicer], a corporation organized under the laws of the State of (the “Primary Servicer”) and further as follows:

(i)         Attached hereto as Exhibit 1 is a true, correct and complete copy of the articles of incorporation of the Primary Servicer which are in full force and effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since

(ii)        Attached hereto as Exhibit 2 is a true, correct and complete copy of the by-laws of the Primary Servicer which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since

(iii)       Attached hereto as Exhibit 3 is an original certificate of good standing of the Primary Servicer, issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

(iv)       Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Primary Servicer of or compliance by the Primary Servicer with the Primary Servicing Agreement or the consummation of the transactions contemplated by the Primary Servicing Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Primary Servicer.

(v)        Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Primary Servicing Agreement, conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Primary Servicer, the terms of any indenture or other agreement or instrument to which the Primary Servicer is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulation, writ, injunction or decree of any court, governmental authority or regulatory body to which the Primary Servicer is subject or by which it is bound.

(vi)       There is no action, suit, proceeding or investigation pending or to the best of my knowledge threatened against the Primary Servicer which, in our judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial conditions, properties or assets of the Primary Servicer or in any material impairment of the right or ability of the Primary Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Primary Servicer or which would draw into question the validity of the Primary Servicing Agreement or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Primary Servicer to perform under the terms of the Primary Servicing Agreement.

(viii)     Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Primary Servicer, signed the Primary Servicing Agreement and any other document delivered prior hereto or on the date hereof in connection with the Primary Servicing Agreement, was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Primary Servicer, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

(ix)       The Primary Servicer is duly authorized to engage in the transactions described and contemplated in the Primary Servicing Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Primary Servicer.

Dated:	By
Name:
[Seal]	Title:	[Vice] President

I, _______________________, an [Assistant] Secretary of [Primary Servicer], hereby certify that _______________________________ is the duly elected, qualified and acting [Vice] President of the Primary Servicer and that the signature appearing above is [her] [his] genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:	By
Name:
[Seal]	Title:	[Vice] President

EXHIBIT 5

To

Primary Servicer’s Officer’s Certificate

Name	Title	Signature

EXHIBIT C

POOLING AND SERVICING AGREEMENT

Previously delivered.

C-1

EXHIBIT D

RESERVED

D-1

EXHIBIT E

QUARTERLY SERVICING CERTIFICATION

Primary Servicer:

RE: UBS 2018-C10

Pursuant to the Servicing Agreement(s) between Wells Fargo Bank, National Association and [Primary Servicer], we certify with respect to each mortgage loan and companion loan serviced by us for Wells Fargo Bank, National Association that, as of the quarter ending, except as otherwise noted below:

All taxes, assessments and other governmental charges levied against the mortgaged premises, ground rents payable with respect to the mortgaged premises, if any, which would be delinquent if not paid, have been paid.

Based on [Primary Servicer’s] monitoring of the insurance in accordance with the Servicing Standard, all required insurance policies are in full force and effect on the mortgaged premises in the form and amount and with the coverage required by the Servicing Agreement(s).

All necessary action has been taken to continue all UCC Financing Statements in favor of the originator of each mortgage loan and companion loan or in favor of any assignee prior to the expiration of such UCC Financing Statements.

All reserves are maintained and disbursed in accordance with the loan documents and no obligation for which a reserve is held has not been completed within the time required by the applicable document.

EXCEPTIONS:

Servicing Officer	Date

E-1

EXHIBIT F

FORM OF ACCOUNT CERTIFICATION

Securitization: ___________________________________________________________________________________________________________________

Primary Servicer: ________________________________________________________________________________________________________________

________	New Account	________	Change of Account Information

Indicate purpose of account (check all that apply):

________	Principal & Interest	________	Deposit Clearing
________	Taxes & Insurance	________	Disbursement Clearing
________	Reserves (non-interest bearing)	________	Suspense
________	Reserves (interest bearing)

Account Number: _______________________________________________________________________________________________________________

Account Name: _________________________________________________________________________________________________________________

Depository Institution (and Branch):

Name:	___________________________________________________________________________________________________________________

Street:	___________________________________________________________________________________________________________________

City, State, Zip:____________________________________________________________________________________________________________

Rating Agency: _____________________________________________	Rating:	_______________________________________________________

Please note that the name of the account must follow the guideline specifications detailed in the applicable agreement.

Prepared by: ____________________________________________________________________________________________________________________

Signature: ______________________________________________________________________________________________________________________

Title: __________________________________________________________________________________________________________________________

Date: __________________________________________________________________________________________________________________________

Telephone: _________________________________________________________	Fax: ______________________________________________

F-1

EXHIBIT G

FORM OF COLLECTION REPORT

Series _____

Month of ________

1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	26	27	28	29	30	31	32	33	34	35	36	37	38	39

Sub Serv ID	Master Servicer Loan#	Sub-Servicer Loan#	Prosp ID	Sched Due Date	Begin Balance Prior to Pmt	Ending Balance After Pmt	Paid Thru Date	Current Note Rate	Sub- Servicer Fee Rate	Sched Prin Pmt	Sched Int Pmt	Sched P&I Amount	Sched Sub- Serv Fee	Sched Addl Sub- Sub Fee	Neg Am/ Deferred Int Amount	Unsched Principal Rec’d	Other Principal Adjust	Other Interest Adjust	Liq/ Prepmt Date	Prepmt Penalty / YM Rec’d	Prepmt Int Exc/Short	Liq/ Prepmt Code	T&I Advances O/S	Pmt Eff Date Recd	Actual Principal Rec’d	Actual (Gross) Interest Rec’d	Actual Sub- Servicer Fee Paid	Addl Sub-Sub Fee Paid	Actual (Net) Interest Rec’d	Late Charges Rec’d	Default Interest Rec’d	Assum Fees Rec’d	Addl Fees Rec’d	Remittance Amount	Actual Loan Balance	Total Reserve Balance	Pmt Loan Status	Comments

										0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00	0.00		0.00		0.00	0.00	0.00			0.00	0.00	0.00	0.00	0.00

																																	NET REMIT TO MS	-

Loan Status		A - payment not received but still in grace period
B - late payment but less than 1 month delinquent
O - Current
1 - One month delinquent
2 - Two months delinquent
3 - Three months delinquent
4 - Assumed Schedule Payment
5 - Prepaid in Full
6 - Specially Serviced
	Prepared By	7 - in foreclosure
	Approved By	9 - REO
10 - DPO
11 - Modification

G-1

EXHIBIT H

FORM OF CERTIFICATE OF INSURANCE

Primary Servicer:

Re:	UBS 2018-C10

Pursuant to the Primary Servicing Agreement(s) between Wells Fargo Bank, National Association and [Primary Servicer], based on [Primary Servicer’s] monitoring of the insurance in accordance with the Servicing Standard, we certify with respect to each Mortgage Loan and Serviced Companion Loans serviced by us for Wells Fargo Bank, National Association that all required insurance policies are in full force and effect on the mortgaged premises in the form and amount and with the coverage required by the Servicing Agreement(s).

Servicing Officer	Date

H-1

EXHIBIT I

NEW LEASE INFORMATION

Loan #	Property Type:	Tenant:

Property Name/Address:

Term (Years, Months):	Sq Ft Gross Rentable:	Net Rentable

Begin Lease Date:	Retail

End Lease Date:	Office

Occupancy Date (if diff):	Other

Minimum Rent	(S/SF/YR)

		(Mo/Yr)	Escalation:	CPI	Other
Change to	on
Change to	on
Change to	on
Change to	on

Percentage Rent

% Amount	For	% Rent Due:
	For		Monthly
	Up to		Quarterly
	Up to		Annually

Breakpoint	(S/Yr)	Sales Report Due:

(Mo/Yr)
Change to	on		Monthly
Change to	on		Quarterly
Change to	on		Annually

Recoveries

Taxes	Per

Insurance	Per

Cam	Per

HVAC	Per

Adver/Promo	Per

Per

Per

Management	Per

I-1

Renewal Options

Term	SF

Minimum rent	Gross Rentable

% Rent	Net Rentable

Landlord Costs

Alterations:

Commissions:

Moving Allowances:

Buyout Clauses:

Other:

Building Insurance Requirements
Tenant maintains fire & ED on building(s); will need coverage to renew Does not furnish building coverage
General liability naming landlord mortgagee as additional insured; will need coverage for review
General liability without mentioning landlord’s mortgagee; do not need coverage

Waiver of Subrogation
N/A Mutual; will need endorsement Landlord only; will need endorsement Tenant only; do not need endorsement

Comments:

Attachments:
Original Lease Original Subordination Agreement

I-2

EXHIBIT J

MONTHLY SERVICING ACCOUNTS CERTIFICATION

Primary Servicer:

Re:	UBS 2018-C10

Pursuant to the Servicing Agreement(s) between Wells Fargo Bank, National Association and the above named Servicer, I certify with respect to each transaction serviced by us, as noted above, for Wells Fargo Bank, National Association that as of (Determination Date) all collection accounts and servicing accounts have been properly reconciled and the reconciliations have been reviewed and approved by Servicer’s management, except as otherwise noted below:

EXCEPTIONS:

Servicing Officer	Date

J-1